EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Appalachian Bancshares, Inc., of our report dated March 26, 2007 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Appalachian Bancshares, Inc. for the year ended December 31, 2006.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

October 5, 2007